EXHIBIT 99.1

BJ’s Restaurants, Inc. Reports Fiscal Fourth Quarter and Fiscal 2022 Results

HUNTINGTON BEACH, Calif., Feb. 16, 2023 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported financial results for its fiscal 2022 fourth quarter and year ended Tuesday, January 3, 2023.

Fiscal Fourth Quarter 2022 Compared to Fourth Quarter 2021

  Total revenues increased 18.2% to $344.2 million (14 weeks vs. 13 weeks). The extra operating week in fiscal 2022 contributed $26.5 million in sales. Excluding the extra operating week, fourth quarter revenues increased 9.0% compared to the same quarter in the prior year.
  Comparable restaurant sales increased 6.6% (14 weeks vs. 14 weeks)
  Total restaurant operating weeks increased 9.1% (14 weeks vs. 13 weeks)
  Net income of $4.0 million, compared to net loss of $4.7 million; diluted net income per share of $0.17, compared to diluted net loss per share of $0.20 (14 weeks vs. 13 weeks)
  Adjusted EBITDA of $26.1 million, compared to $13.7 million, as described below in the reconciliation between GAAP and non-GAAP adjusted financial measures (14 weeks vs. 13 weeks)

Fourth quarter 2022 includes gift card breakage revenue of $3.2 million, or a diluted net benefit of $0.10 per share, as a result of the Company's re-evaluation of its estimated redemption pattern resulting from the COVID-19 pandemic. Fourth quarter 2021 includes a $1.6 million benefit, or a diluted net benefit of $0.05 per share, related to the Employee Retention Tax Credit in conjunction with the CARES Act.

Fiscal 2022 Compared to Fiscal 2021

  Total revenues increased 18.1% to $1.3 billion (53 weeks vs. 52 weeks). The extra operating week in fiscal 2022 contributed $26.5 million in sales. Excluding the extra operating week, fiscal 2022 total revenues increased 15.7% compared to the prior year.
  Comparable restaurant sales increased 14.0% (53 weeks vs. 53 weeks)
  Total restaurant operating weeks increased 3.1% (53 weeks vs. 52 weeks)
  Net income of $4.1 million, compared to net loss of $3.6 million; diluted net income per share of $0.17, compared to diluted net loss per share of $0.16 (53 weeks vs. 52 weeks)
  Adjusted EBITDA of $77.9 million, compared to $70.5 million, as described below in the reconciliation between GAAP and non-GAAP adjusted financial measures (53 weeks vs. 52 weeks)

2022 includes the fourth quarter gift card breakage revenue of $3.2 million, or a diluted net benefit of $0.10 per share, due to the re-evaluation as noted above. 2021 includes a $4.7 million benefit, or a diluted net benefit of $0.15 per share, related to the Employee Retention Tax Credit in conjunction with the CARES Act.

“Our focus on delivering gold standard service and gracious hospitality led to further improvements in top line sales, guest traffic and restaurant level operating margins during the fourth quarter,” commented Greg Levin, Chief Executive Officer and President. “Despite ongoing inflationary pressures, fourth quarter restaurant margins improved year over year by 250 basis points to 12.1%, excluding the benefits from changes in gift card breakage estimates in 2022 and the Employee Retention Tax Credit in 2021. Our restaurant level margin growth was driven by higher sales, additional progress with our margin enhancement initiatives and, to a lesser extent, the extra operating week in fiscal 2022.

“Our top priorities for 2023 continue to be generating profitable sales growth and expanding our restaurant margins, which we intend to accomplish through a combination of sales-driving initiatives, additional menu pricing and the implementation of additional margin improvement initiatives,” continued Levin. “We are encouraged by the strong sales trends and growth in our dining room guest traffic in fiscal 2023 to date, which are helping offset ongoing inflationary pressures on food, labor, utilities, and other restaurant costs. Based on current expectations, first quarter comparable restaurant sales should be in the high single-digits.

“In the fourth quarter, we opened three new restaurants for a total of six restaurants opened in fiscal 2022. Our class of 2022 restaurants are off to an excellent start with sales averaging more than 20% higher than the rest of the BJ’s system and illustrating the strength of the BJ’s brand with new and existing consumers. In 2023, our capital allocation strategy will continue to prioritize high-return investments, including a mix of new restaurant growth, restaurant remodels and other sales building and margin-enhancing initiatives. This year we plan to open five new restaurants, including one relocation, and to expand our remodel initiative to more than 30 restaurants, which is approximately 15% of our restaurant base. We plan to strengthen and optimize our restaurant portfolio by closing three legacy restaurants this year, one of which will be relocated to an improved site in the same trade area. We are excited about the opportunities to expand and enhance the BJ’s concept in the near-term and remain confident in the long-term potential to grow to at least 425 restaurants while delivering an attractive margin profile and creating significant shareholder value,” concluded Levin.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its fourth quarter and fiscal year 2022 earnings release today, February 16, 2023, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com, and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. (“BJ’s”) is a national brand with brewhouse roots where craft matters. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. BJ’s has been a pioneer in the craft brewing world since 1996 and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in four states and by independent third-party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates 216 casual dining restaurants in 29 states. All restaurants offer dine-in, take-out, delivery and large party catering. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward-Looking Statements Disclaimer

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margins, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, on and off-premise sales trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effects of any resurgence of COVID-19 infections or the circulation of novel variants of COVID-19 on our operations, labor and staffing, guest traffic, our supply chain and the ability of our suppliers to continue to timely deliver food and other supplies necessary for the operation of our restaurants, the ability to manage costs and reduce expenditures and the availability of additional financing, (ii) any inability or failure to successfully and sufficiently raise menu prices to offset rising costs, (iii) any inability to manage new restaurant openings, (iv) construction delays, (v) wage inflation and competitive labor market conditions which may result in staffing shortages, (vi) the impact of any union organizing efforts at our restaurants and our responses to such efforts, (vii) increases in minimum wage and other employment related costs, including compliance with the Patient Protection and Affordable Care Act and minimum salary requirements for exempt team members, (viii) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ix) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other reasons, whether or not accurate, (x) factors that impact California, Texas and Florida, where a substantial number of our restaurants are located, (xi) restaurant and brewery industry competition, (xii) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and distributors, and related hazards, (xiii) consumer spending trends in general for casual dining occasions, (xiv) potential uninsured losses and liabilities due to limitations on insurance coverage, (xv) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy requirements, (xv) trademark and service-mark risks, (xvi) government regulations and licensing costs, including beer and liquor regulations, (xvii) loss of key personnel, (xiii) inability to secure acceptable sites, (xix) legal proceedings, (xx) the success of our key sales-building and related operational initiatives, (xxi) any failure of our information technology or security breaches with respect to our electronic systems and data, and (xxii) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Tom Houdek of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.

BJ’s Restaurants, Inc.
Consolidated Statements of Operations
(Dollars in thousands except for per share data)

	Fourth Quarter Ended				Fiscal Year Ended
	January 3, 2023 (unaudited)		December 28, 2021 (unaudited)		January 3, 2023 (unaudited)		December 28, 2021
Revenues	$344,152	100.0%	$291,268	100.0%	$1,283,926	100.0%	$1,087,038	100.0%
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	92,241	26.8	79,728	27.4	349,645	27.2	288,110	26.5
Labor and benefits	126,494	36.8	110,487	37.9	483,367	37.6	401,408	36.9
Occupancy and operating	80,958	23.5	71,617	24.6	306,150	23.8	267,888	24.6
General and administrative	19,290	5.6	18,371	6.3	73,333	5.7	67,957	6.3
Depreciation and amortization	17,488	5.1	18,093	6.2	70,385	5.5	72,753	6.7
Restaurant opening	1,534	0.4	259	0.1	3,644	0.3	1,483	0.1
Loss on disposal and impairment of assets, net	5,226	1.5	721	0.2	6,200	0.5	3,946	0.4
Gain on lease transactions, net	(3,318)	(1.0)	-	-	(3,318)	(0.3)	-	-
Total costs and expenses	339,913	98.8	299,276	102.7	1,289,406	100.4	1,103,545	101.5
Income (loss) from operations	4,239	1.2	(8,008)	(2.7)	(5,480)	(0.4)	(16,507)	(1.5)

Other (expense) income:
Interest expense, net	(1,173)	(0.3)	(959)	(0.3)	(2,888)	(0.2)	(5,002)	(0.5)
Other income (expense), net	578	0.2	1,579	0.5	60	-	2,327	0.2
Total other (expense) income	(595)	(0.2)	620	0.2	(2,828)	(0.2)	(2,675)	(0.2)
Income (loss) before income taxes	3,644	1.1	(7,388)	(2.5)	(8,308)	(0.6)	(19,182)	(1.8)

Income tax benefit	(317)	(0.1)	(2,730)	(0.9)	(12,384)	(1.0)	(15,576)	(1.4)
Net income (loss)	$3,961	1.2%	$(4,658)	(1.6)%	$4,076	0.3%	$(3,606)	(0.3)%

Net income (loss) per share:
Basic	$0.17		$(0.20)		$0.17		$(0.16)
Diluted	$0.17		$(0.20)		$0.17		$(0.16)

Weighted average number of shares outstanding:
Basic	23,386		23,302		23,405		23,191
Diluted	23,762		23,302		23,662		23,191

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)
	January 3, 2023 (unaudited)	December 28, 2021
Cash and cash equivalents	$24,873	$38,527
Total assets	$1,045,922	$1,035,166
Total debt	$60,000	$50,000
Shareholders’ equity	$345,515	$333,771

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	January 3, 2023		December 28, 2021		January 3, 2023		December 28, 2021
Stock-based compensation (1)
Labor and benefits	$842	0.2%	$576	0.2%	$2,886	0.2%	$2,748	0.3%
General and administrative	1,647	0.5	2,322	0.8	7,212	0.6	7,583	0.7
Total stock-based compensation	$2,489	0.7%	$2,898	1.0%	$10,098	0.8%	$10,331	1.0%
Operating Data
Comparable restaurant sales % change	6.6% (2)		45.6%		14.0% (2)		38.3%
Restaurants opened during period	3		-		6		2
Restaurants open at period-end	216		212		216		212 (3)
Restaurant operating weeks	3,004 (4)		2,753		11,295 (4)		10,951

(1)	Percentages represent percent of total revenues.
(2)	Comparable restaurant sales are presented on a 14 week vs. 14 week and 53 week vs. 53 week basis.
(3)	During the period, one restaurant was temporarily closed due to the COVID-19 pandemic.
(4)	Fourth quarter and fiscal year ended January 3, 2023, are on a 14 week and 53 week basis, respectively.

Note Regarding Non-GAAP Financial Measures

The Company is reporting below certain non-GAAP financial results and related reconciliations to the corresponding GAAP financial measures. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. These measures should only be used to evaluate the Company’s results of operations in conjunction with corresponding GAAP measures.

Reconciliation of Selected GAAP Financial Measures to Non-GAAP Adjusted Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company has included the following non-GAAP adjusted financial measures in this press release or in the webcast to discuss the Company’s financial results for fourth quarter 2022, which may be accessed via the Company’s website at http://www.bjsrestaurants.com: (i) non-GAAP adjusted net income (loss) and (ii) non-GAAP adjusted diluted net income (loss) per share. Each of these non-GAAP adjusted financial measures is adjusted from results based on GAAP to exclude certain expenses or gains. As a general matter, the Company uses these non-GAAP adjusted financial measures in addition to and in conjunction with results presented in accordance with GAAP to help analyze the performance of its core business. The Company believes that such non-GAAP adjusted financial information is used by analysts and others in the investment community to analyze the Company’s results and in formulating estimates of future performance and that failure to report these non-GAAP adjusted measures may result in confusion among analysts and others and a misplaced perception that the Company’s results have underperformed or exceeded expectations.

For the fourth quarter and fiscal year ended January 3, 2023, adjusted net income (loss) and non-GAAP adjusted diluted net income per share excludes the additional gift card breakage revenue resulting from the change in estimate.

For the fourth quarter and fiscal year ended December 28, 2021, adjusted net loss and non-GAAP adjusted diluted net loss per share excludes the Employee Retention Tax Credit.

Reconciliation of Non-GAAP Adjusted Financial Measures
(Unaudited, dollars in thousands except for per share data)

	Fourth Quarter Ended
	January 3, 2023			December 28, 2021
	$	%	Per Share	$	%	Per Share
Net income (loss) & diluted net income (loss per) share, as reported	$3,961	1.2%	$0.17	$(4,658)	(1.6)%	$(0.20)
Gift card breakage estimate change (1)	(3,186)	(0.9)	(0.13)	-	-	-
Employee Retention Tax Credit (2)	-	-	-	(1,593)	(0.5)	(0.07)
Tax effect – Gift card breakage estimate change (3)	771	0.2	0.03	-	-	-
Tax effect – Employee Retention Tax Credit (3)	-	-	-	386	0.1	0.02
Non-GAAP adjusted net income (loss) & diluted net income (loss) per share	$1,546	0.4%	$0.07	$(5,865)	(2.0)%	$(0.25)

	Fiscal Year Ended
	January 3, 2023			December 28, 2021
	$	%	Per Share	$	%	Per Share
Net income (loss) & diluted net income (loss) per share, as reported	$4,076	0.3%	$0.17	$(3,606)	(0.3)%	$(0.16)
Gift card breakage estimate change (1)	(3,186)	(0.2)	(0.13)	-	-	-
Employee Retention Tax Credit (2)	-	-	-	(4,732)	(0.4)	(0.20)
Tax effect – Gift card breakage estimate change (3)	771	0.1	0.03	-	-	-
Tax effect – Employee Retention Tax Credit (3)	-	-	-	1,145	0.1	0.05
Non-GAAP adjusted net income (loss) & diluted net income (loss) per share	$1,661	0.1%	$0.07	$(7,193)	(0.7)%	$(0.31)

Per share amounts and percentages reflected above may not reconcile due to rounding.
Percentages represent percent of total revenues.

(1)	Included in “Revenues” on the Consolidated Statements of Operations.
(2)	Included in “Labor and benefits” on the Consolidated Statements of Operations.
(3)	The tax effect is based on the Company’s annual effective tax rate of 24.2% for both fiscal year ending January 3, 2023 and December 28, 2021.

Restaurant Level Operating Margin

Restaurant level operating margin, a non-GAAP financial measure, is equal to the revenues generated by our restaurants less their direct operating costs which consist of cost of sales, labor and benefits, and occupancy and operating costs. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other operating costs that are essential to conduct the Company’s business, as detailed in the table below. Management uses restaurant level operating margin as a supplemental measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate restaurant level operating margin differently than we do, restaurant level operating margin as presented herein may not be comparable to similarly titled measures reported by other companies.

A reconciliation of income (loss) from operations to restaurant level operating margin for the fourth quarter and fiscal year ended January 3, 2023 and December 28, 2021 is set forth below:

Supplemental Financial Information – Restaurant Level Operating Margin
(Unaudited, dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	January 3, 2023		December 28, 2021		January 3, 2023		December 28, 2021
Income (loss) from operations	$4,239	1.2%	$(8,008)	(2.7)%	$(5,480)	(0.4)%	$(16,507)	(1.5)%
General and administrative	19,290	5.6	18,371	6.3	73,333	5.7	67,957	6.3
Depreciation and amortization	17,488	5.1	18,093	6.2	70,385	5.5	72,753	6.7
Restaurant opening	1,534	0.4	259	0.1	3,644	0.3	1,483	0.1
Loss on disposal and impairment of assets, net	5,226	1.5	721	0.2	6,200	0.5	3,946	0.4
Gain on lease transactions, net	(3,318)	(1.0)	-	-	(3,318)	(0.3)	-	-
Restaurant level operating margin (1)	$44,459	12.9%	$29,436	10.1%	$144,764	11.3%	$129,632	11.9%

Percentages above represent percent of total revenues and may not reconcile due to rounding.

(1)	The fourth quarter and fiscal year ended January 3, 2023 include gift card breakage revenue of $3.2 million as a result of the Company's re-evaluation of its estimated redemption pattern resulting from the COVID-19 pandemic. Excluding this benefit from both revenues and income from operations, restaurant level operating margin would be 12.1% and 11.1%, respectively. The fourth quarter and fiscal year ended December 28, 2021 include a benefit of $1.6 million and $4.7 million, respectively, related to the Employee Retention Tax Credit in conjunction with the CARES Act. Excluding this benefit, restaurant level operating margin would be 9.6% and 11.5%, respectively.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

Adjusted EBITDA is a non-GAAP financial measure that represents the sum of net income (loss) adjusted for certain expenses and gains/losses detailed within the reconciliation below. Management uses Adjusted EBITDA as a supplemental measure of our performance. Management believes these measures are useful to investors in that they highlight cash flow and trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate these measures differently than we do, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

A reconciliation of net income (loss) to Adjusted EBITDA for the fourth quarter and fiscal year ended January 3, 2023, and December 28, 2021 is set forth below:

Supplemental Financial Information – Net Income (Loss) to Adjusted EBITDA
(Unaudited, dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	January 3, 2023		December 28, 2021		January 3, 2023		December 28, 2021
Net income (loss) (1)	$3,961	1.2%	$(4,658)	(1.6)%	$4,076	0.3%	$(3,606)	(0.3)%
Interest expense, net	1,173	0.3	959	0.3	2,888	0.2	5,002	0.5
Income tax benefit	(317)	(0.1)	(2,730)	(0.9)	(12,384)	(1.0)	(15,576)	(1.4)
Depreciation and amortization	17,488	5.1	18,093	6.2	70,385	5.5	72,753	6.7
Stock-based compensation expense	2,489	0.7	2,898	1.0	10,098	0.8	10,331	1.0
Other income, net	(578)	(0.2)	(1,579)	(0.5)	(60)	-	(2,327)	(0.2)
Loss on disposal and impairment of assets, net	5,226	1.5	721	0.2	6,200	0.5	3,946	0.4
Gain on lease transactions, net	(3,318)	(1.0)	-	-	(3,318)	(0.3)	-	-
Adjusted EBITDA	$26,124	7.6%	$13,704	4.7%	$77,885	6.1%	$70,523	6.5%

Percentages above represent percent of total revenues and may not reconcile due to rounding.

(1)	The fourth quarter and fiscal year ended January 3, 2023 include gift card breakage revenue of $3.2 million as a result of the Company's re-evaluation of its estimated redemption pattern resulting from the COVID-19 pandemic. The fourth quarter and fiscal year ended December 28, 2021 include a benefit of $1.6 million and $4.7 million, respectively, related to the Employee Retention Tax Credit in conjunction with the CARES Act.